As filed with the Securities and Exchange Commission on November 26, 1997.

File No. 333-                                    Commission file number: O-13409

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Eurotronics Holdings, Inc.
             (Exact name of registrant as specified in its charter)

         Utah                                         87-0550824
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                     Identification No.)

P. O. Box 3131, Salt Lake City, Utah                 84110
(Address of principal executive offices)             (Zip code)

              1997 Stock Option Plan of Eurotronics Holdings, Inc.
                            (Full title of the plan)

             Anne Moxon, P. O. Box 3131, Salt Lake City, Utah 84110
            (Name, address, including zip code, of agent for service)

Telephone number, including area code, of agent for service: (888) 299-2995

                         CALCULATION OF REGISTRATION FEE
============================ --------------- ----------------------- ------------------------ =====================
Title of Securities to be    Amount to be    Proposed Maximum        Proposed Maximum         Amount of
Registered                   Regist-ered     Offering Price Per      Aggregate Offering       Registration Fee
                                             Share(1)                Price
============================ =============== ======================= ======================== =====================
Common Stock, issuable            1,750,000  $7.00                   $12,250,000              $3713
upon exercise of Options
============================ =============== ======================= ======================== =====================

(1) Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of November 25, 1997, a date within five business days prior to the date of filing of this registration statement.

 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

                                      Page 1 of 16 consecutively numbered pages.
                                    Exhibit Index appears on consecutive page 7.

              1997 Stock Option Plan of Eurotronics Holdings, Inc.
                  Cross-reference Sheet Pursuant to Rule 404(a)

 Cross-reference between items of Part I of Form S-8 and the Section 10(a) Prospectus that will be delivered to each employee, consultant, or director who participates in the Plan.

Registration Statement Item Numbers and Headings   Prospectus Heading

1.   Plan Information                              Section 10(a) Prospectus

2.   Registrant Information and                    Section 10(a) Prospectus
 Employee Plan Annual Information


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

 The following documents filed by Eurotronics Holdings, Inc., a Utah corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

 1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

 2. All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year ended December 31, 1996.

 3. The description and specimen certificate of the Common Stock contained in the Company's registration statement on Form S-18 under the Exchange Act filed with the Commission on October 30, 1983, including any amendment or report filed for the purpose of updating such description.

 Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this registration statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

 The Company's common stock, par value $0.0001 ("Common Stock"), being registered pursuant to this registration statement is part of a class of securities registered under section 12 of the Securities Act of 1933, as amended ("Securities Act"). A description of such securities is contained in the Company's registration statement on Form S-18 under the Exchange Act, filed with the Commission on October 30, 1983, and is incorporated herein by reference. (See "Item 3. Incorporation of Documents by Reference.")

Item 5. Interests of Named Experts and Counsel.

 No expert named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for the Company named in this prospectus as having given an opinion on the validity of the securities being offered hereby was hired on a contingent basis or has or is to receive, in connection with this offering, a substantial interest, direct or indirect, in the Company.

Item 6. Indemnification of Directors and Officers.

 The Company's Bylaws provides that the Company shall indemnify its officers and directors for any liability, including reasonable costs of defense, arising out of any act or omission of any officer or director on behalf of the Company to the fullest extent allowed by the laws of the State of Utah.

 In actions, proceedings and suits involving an officer or director by reason of their being or having been an officer or director, other than actions by or in the right of the Utah corporation, Title 16-10a-901 through Title 16-10a-909 of the Utah Statutes, which inclusively constitute "Part 9" of Title 16 (the "Utah Statute") permits a Utah corporation to indemnify directors or officers against actual and reasonable expenses, including attorneys fees, judgments, fines and amounts paid in settlement. The Utah Statute applies to actions, proceedings or suits whether civil, criminal, administrative or arbitrative in nature. However, unless a court directs otherwise, indemnification is permissible only if the officer or director meets the applicable standard of conduct and indemnification is proper under the circumstances. In civil cases, the standard of conduct requires the officer or director to act in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation. In criminal cases, an officer or director meets the standard of conduct if they had no reasonable cause to believe his or her conduct was unlawful. The board of directors acting through a quorum of disinterested directors, independent legal counsel designated by the board of directors, or the shareholders shall determine whether indemnification is proper under the circumstance. Termination of proceedings by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent, does not of itself establish a presumption that the officer or director did not meet the applicable standard of conduct.

 In actions by or in the right of a Utah corporation, it may indemnify an officer or director against expenses provided he or she satisfies the applicable standard of conduct. However, a Utah corporation cannot indemnify an officer or director adjudged liable to it on any claim, issue or matter unless, and to the extent, the court determines that despite the adjudication of liability, and in light of all the circumstances, the officer or director is fairly and reasonably entitled to indemnity for expenses.

 In all proceedings, whether by or in the right of the Utah corporation or otherwise, the Utah Statute requires indemnification to the extent the officer or director is successful on the merits or otherwise in defense of the proceeding or in defense of any claim, issue or matter therein. A Utah corporation may provide, either in its articles, bylaws or agreements, that it shall pay the expenses on behalf of a director or officer prior to the final disposition of the action upon receipt of an undertaking by or on behalf of the director or officer to repay those advancements if it is ultimately determined that the officer or director is not entitled to indemnification. The Utah Statute does not exclude other indemnification rights to which a director or officer may be entitled under the articles of incorporation, the bylaws, an agreement, a vote of shareholders or disinterested directors, or otherwise; provided that those rights would not indemnify an officer or director against a judgment or other final adjudication adverse to the officer or director that establishes the officer's or director's acts or omissions involved intentional misconduct, fraud or known violation of the law and were material to the cause of action.

 The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the Utah Statutes and the Company's Bylaws, as amended.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

 Although no restricted securities are being reoffered or resold pursuant to this registration statement, certain control securities are being reoffered, specifically pursuant to the Reoffer Prospectus attached hereto as Exhibit A.

Item 8. Exhibits.

 The exhibits attached to this registration statement are listed in the Exhibit Index, which is found on page 7.

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) To treat, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.






                 [THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on November 26, 1997.


Eurotronics Holdings, Inc.


By /S/ Allan Green
Allan Green, President & CEO

                                POWER OF ATTORNEY

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allan Green, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                           Title                          Date


/s/Allan Green                 President & CEO                November 26, 1997
Allan Green


/s/Emilio Chiappetta           Secretary/Treasurer            November 26, 1997
Emilio Chiappetta              Director


/s/Annne Moxon                 Director                       November 26, 1997
Anne Moxon


/s/Norman Isaak                Director                       November 26, 1997
Norman Isaak


/s/Marvin Pernica              Chairman of the Board          November 26, 1997
Marvin Pernica                    of Directors


/s/Koh See                    Director                        November 26, 1997
Koh See


/s/Terrence Rodrigues         Director                       November 26, 1997
Terrence Rodrigues

As filed with the Securities and Exchange Commission on November 26, 1997

File No. 333-


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    EXHIBITS

                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933




                           Eurotronics Holdings, Inc.
                              (A Utah corporation)

                               INDEX TO EXHIBITS

Exhibit  SEC Ref. Page     Description of Exhibit
No.     No.       No.


A       2            9     1997 Stock Option Plan of the Company


B       5, 24(a)     15    Opinion and Consent of Counsel


C       24(b)        17    Consent of certified public accountants